EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of Formation	Effective Ownership

Orion Administrative Services, Inc.	Texas	Orion Marine Group, Inc.	100%

OCLP, LLC	Nevada	Orion Marine Group, Inc.	100%

OCGP, LLC	Texas	OCLP, LLC	100%

Orion Construction, LP	Texas	OCLP, LLC	99%
		OCGP, LLC	1%

Misener Marine Construction, Inc.	Florida	Orion Construction, LP	100%

KFMSLP, LLC	Nevada	Orion Construction, LP	100%

KFMSGP, LLC	Texas	KFMSLP, LLC	100%

King Fisher Marine Service LP	Texas	KFMSLP, LLC	99%
		KFMSGP, LLC	1%

F. Miller Construction, LLC	Louisiana	Orion Marine Group, Inc.	100%

Subaqueous Services, LLC	Florida	Orion Marine Group, Inc.	100%